Exhibit 2.1

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Amendment”), is made and entered into as of December 29, 2022, by and among InterPrivate III Financial Partners Inc., a Delaware corporation (“Parent”), InterPrivate III Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), InterPrivate III Merger Sub II LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Merger Sub II”), and Aspiration Partners, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub, Merger Sub II, and the Company are collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the Parties are party to that certain Second Amended and Restated Agreement and Plan of Merger, dated as of July 21, 2022 (the “Merger Agreement”); and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth herein and in accordance with Section 11.12 of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend the Merger Agreement in the following respects:

1. Amendment to the Merger Agreement.

i.	The definition of “Company Preferred Stock” in Section 2 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“ ‘Company Preferred Stock’ shall mean the Company Series A Preferred Stock, Company Series B-1 Preferred Stock, Company Series B-2 Preferred Stock, Company Series B-3 Preferred Stock, Company Series B-4 Preferred Stock, Company Series B-5 Preferred Stock, Company Series C-1 Preferred Stock, Company Series C-2 Preferred Stock, Company Series C-3 Preferred Stock, Company Series C-4 Preferred Stock, Company Series C-5 Preferred Stock, Company Series Seed Preferred Stock, Company Series X Preferred Stock and any other series of preferred stock of the Company issued on or after the date hereof.”

ii.	The Merger Agreement is hereby amended such that the following definition of “Company Series C-5 Preferred Stock” shall be added to Section 2 of the Merger Agreement:

“ ‘Company Series C-5 Preferred Stock’ shall mean the Series C-5 Preferred Stock, par value $0.000003 per share, of the Company.”

iii.	Section 9.01(b) of the Merger Agreement is hereby amended such that the reference to “December 31, 2022” therein shall be amended and replaced with a reference to “March 31, 2023”.

iv.	The language in Section 9.03(b) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“(b) The term “Qualifying Termination” means the termination of this Agreement (i) by Parent or the Company pursuant to Section 9.01(b), (ii) by the Company pursuant to Section 9.01(m) or (iii) by Parent pursuant to Section 9.01(n). If a Qualifying Termination occurs, the Company shall be obligated (x) to pay Parent or its designee(s) a termination fee of $7,000,000 in immediately available funds within two Business Days after the Qualifying Termination (the “Qualifying Termination Payment Date”), by wire transfer of immediately available funds to an account designated by Parent in writing and (y) to issue a number of Equity Interests of the Company to Parent calculated as $13,000,000 (A) divided by a price per Equity Interest and on the same terms as (1) those issued to investors in the first issuance or series of related issuance of Equity Interests (other than Derivative Rights) by the Company occurring on or before the date that is 180 days following the termination of this Agreement from which the Company receives immediately available gross proceeds of at least $50,000,000 (a “Qualified Financing”) or (2) in the absence of such Qualified Financing during such period, the last issuance of Company Series C-4 Preferred Stock by the Company immediately prior to the Second Amendment Effective Time or (B) on such other terms as the Company and Parent may mutually agree (clauses (x) and (y) collectively, the “Other Termination Fee” and together with a Minimum Cash Termination Fee, a “Termination Fee”). The issuance of such Equity Interests to Parent shall become payable concurrently with a Qualifying Termination or at such later time as the Company and Parent may mutually agree. Notwithstanding the foregoing, in the event the Other Termination Fee becomes payable to Parent or its designee(s) pursuant to the terms of this Section 9.03(b), any Equity Interests of the Company to be issued to Parent as part of such Other Termination Fee shall not be issued prior to the earlier to occur of (i) the completion of the redemption of all outstanding shares of Parent Class A Stock, including in accordance with Section 9.2(d) of the certificate of incorporation of Parent, such that no shares of Parent Class A Stock remain outstanding, and (ii) the closing of a Business Combination (as defined in the Parent Organizational Documents) involving Parent.”

2. Remaining Effect. Except as amended hereby, the Merger Agreement shall remain in full force and effect and is ratified and affirmed by the Parties. All references to the Merger Agreement set forth therein shall hereafter be deemed to refer to the Merger Agreement as amended by this Amendment.

3. Miscellaneous. Article XI (General Provisions) of the Merger Agreement are hereby incorporated by reference as if fully set forth herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first set forth above by their respective officers thereunto duly authorized.

INTERPRIVATE III FINANCIAL PARTNERS INC.

By:	/s/ Ahmed Fattouh
Name:	Ahmed Fattouh
Title:	Chief Executive Officer & Chairman

INTERPRIVATE III MERGER SUB INC.

By:	/s/ Ahmed Fattouh
Name:	Ahmed Fattouh
Title:	Director

INTERPRIVATE III MERGER SUB II LLC

By:	INTERPRIVATE III FINANCIAL
PARTNERS, INC., as Sole Member

By:	/s/ Ahmed Fattouh
Name:	Ahmed Fattouh
Title:	Chief Executive Officer & Chairman

ASPIRATION PARTNERS, INC.

By:	/s/ Olivia Albrecht Pieter
Name:	Olivia Albrecht
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to
Second Amended and Restated Agreement and Plan of Merger]